Exhibit 107

CALCULATION OF FILING FEE TABLES

S-3

KAIROS PHARMA, LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	457(o)		$(2)	$(2)	0.0001381	$(3)
Fees to be Paid	Equity	Preferred Stock	(1)	457(o)		(2)	(2)	0.0001381	(3)
Fees to be Paid	Debt	Debt Securities	(1)	457(o)		(2)	(2)	0.0001381	(3)
Fees to be Paid	Other	Warrants	(1)	457(o)		(2)	(2)	0.0001381	(3)
Fees to be Paid	Other	Units	(1)	457(o)		(2)	(2)	0.0001381	(3)
Fees to be Paid	Unallocated (Universal) Shelf		(1)	457(o)		$(2)	$75,000,000.00	0.0001381	$10,357.50

Total Offering Amounts:							$75,000,000.00		10,357.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$10,357.50

Offering Note(s)

(1)

There are being registered hereunder such indeterminate number or amount, as the case may be, of shares of common stock, preferred stock, debt securities, warrants, and units to be sold by the Registrant from time to time at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $75,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. This registration statement also covers an indeterminate number or amount, as the case may be, of securities that may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder, including under any applicable anti-dilution provisions. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $75,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price.